Exhibit 10.12

Tenancy Agreement

Is made and entered
by and between

Party A (leaser):  Mr. An Bangjie

Party B (leasee):  Dalian Tongda Equipment
Technology Development Co., Ltd

In accordance to Contract Law of People's Republic of China and relevant regulations, and on bases of equality, willfulness and integrity, in consideration of mutual terms, parties hereto agree as follows:

Article I Leasing Area and Conditions

1-1 The office Party A agrees to lease to Party B rests in Youjiacun, Street Xinzhaizi, Ganjingzi District, Dalian City (hereinafter referred as Office). Office has floor area of 1500 m2, wherein plant is 750 m' and office rooms at Floor 2-4 total 750 m2 (see the drawing).

1-2 Party A as the owner of Office enters the transaction contemplated herein with Party B. Party A has presented the legitimated certificate of owning the Office, and fully informed Party B that the Office is free from any collaterals of any nature prior to signing the contract.

Article II Nature of Usage

2-1 Party A has checked and examined Party B's business license, qualifications of commercial operations and relevant operation scope. Party B represents and warrantees that the leased Office be used for mechanic manufacturing and administration, pertaining to required business operations and its nature of usage.

Article III Tenancy and Date of Delivery

3-1 Parties hereto agree that Party A shall deliver the Office and accompanied facilities (hereinafter referred as Facilities) no later than January 1s` 2008.

3-2 Tenancy lasts for five (5) years as of January 20th 2008 to January 19th 2013.

3-3 If the tenancy is matured and Party B decides not to reengage in the agreement, Party B shall return the Office and Facilities in due time. If Party B agrees to renew the agreement, Party B shall inform Party A with its leasing need in written form and one month prior to the tenancy maturity. Two parties shall reengage in the office leasing contract upon the consent of Party A.

Article IV Rental, Terms of Payment and Limitation

4-1 Parties hereto agree that the rental of plant floor area is Ұ180rmb/sq.m per year (net); and that of office rooms is Ұ100rmb/sq.m per year (net). Tenancy rental totals Ұ210,000rmb (net), say Twenty One Hundred Thousand RMB

4-2 Party B shall pay rentals as per following specifications — paying one year rental in advance at the time of contract signing and then the rental shall be paid every half year afterwards priced at Ұ105,000RMB every July 20th and January 20th .

Article V Office Usage and Obligations of Two Parties

5-1 Party A and Party B agree that if any damage or malfunction occurs to the Office or Facilities, Party A or providers of such damaged or malfunctioned Office/Facilities shall be obligated for maintenance at Party A's expenses. If the damage arises due to Party B's mal-operation or man-made faults, Party B shall be obligated for maintenance at Party B's expenses.

5-2 During the period of tenancy, parties hereto shall guarantee the workability and safety of Office and Facility in normal conditions, as per Agreement on Safety Production Control. When Party A conducts safety examination on the Office, Party B shall give full support. In case of any pitfalls threatening the safety of production from Party B's side, Party A shall have the right to inform Party B in written form and urge Party B to make improvement.

5-3 Party B shall bear the utility bills including water, electricity, heaters and phone calls at leasing level, since the effective date. Any expenses in connection with, among others, Party B's operation activities, economic disputes, debts, obligations, administrative fees and taxation shall be borne by Party B.

5-4 Party B may revamp, design or decorate the Office in line with business operation and subject to relevant regulations. Party B shall assume all the expenses and obligations incurred in case of any violation of foresaid regulations. If Party B desires to change Office appearance, Party B shall consult with Party B in advance.

5-5 Party B shall intensify its effort in aspects of fire protection, burglary caution and operation during the activities of Office decoration and operation. Accordingly, Party B shall process relevant procedures and bear fees incurred subject to state rules and regulations. Any damage or loss in Facilities, Equipment or injuries incurred due to poor administration shall be borne by Party B.

5-6 Party B shall not alter the nature of Office usage without the consent of Party A, nor sublet or transfer the Office or Facilities to any third party.

5-7 If Party B decides to revamp or decorate its leased Office, such activity shall not impact the smooth operation of utility system (water, electricity and heat) for the whole building.

Article VI Termination of Contract

6-1 Parties hereto mutually agree that either party may terminate the agreement herein in written form, if:

1) Party A fails to deliver the Office and Facilities in due time. And upon Party B urging, Party A still fails to deliver the foresaid within 10 days;

2) The Office or Facilities delivered by Party A fail to conform to the agreement herein, thus causing Party B's leasing intention hard to realize; or the Office or Facilities delivered contain the defects threatening safety production or fire protection;

3) Party A finds Party B fails to perform its responsibilities specified in Agreement on Safety Production Administration, thus generating safety-related pitfalls during the production. And after receiving written notification from Party A for remodeling, Party B still fails to make full improvement or refuse to improve.

4) Party B violates the Article V.

The party breaching the contract shall compensate the other party with twice the monthly rental. But if the loss incurred can't be covered by the compensation paid, the default party shall indemnify the spread between the loss and compensation.

6-2 Party B delays the payment of rental consecutively for three months without the consent of Party A.

6-3 Party B conducts illicit activities in the leased Office.

Article VII Contract Default

7-1 Parties hereto shall perform all the stipulations herein with greatest care, excluding force majeure (e.g. war, natural disaster, change of directory policy).

7-2 Party B shall notify Party A three months in advance if Party B need to terminate the agreement for some reason. Otherwise, Party B shall compensate Party A with twice the amount of monthly rental.

7-3 If Party A fails to inform Party B that the Office is collateralized or flawed in property transfer, thus causing the loss from Party B, Party A shall be obligated for the damages.

7-4 In case that Party B alters the construction structure of Office thus violating the technical rules or fire safety regulations — including power line modification, change of technical processes or alternation of productive facilities — at its discretion and without Party A's written consent or exceeding the scope wherein Party A agrees in written form, Party A shall have the right of requesting Party B to restore the Office and Facilities and to cover the damages incurred.

Article VIII Settlement of Dispute

8-1 The Agreement herein shall be governed by the laws and regulations of People's Republic of China.

8-2 Party A and Party B shall friendly negotiate over the disputes incurred during the contractual performance. If negotiation fails to work, any party may subject itself to Dalian Economic Contract Arbitration Committee for mediation or arbitration, or to sue in local people's court where leased Office is located.

Article IX Miscellaneous

9-1 Plant area and office room area shall be confirmed by the signatures of Party A and Party B;

9-2 Party A shall assist Party B to issue all or part of lease invoices in accordance with rental regulations.

9-3 Facilities in the Office include:

9-3.1 10 ton-weighed gantry crane in the Plant

9-3.2 Power capacity no less than 200KVA in the Plant

9-3.3 Access to electricity and drinking water in the plant or Office, establishment of water supply line and sewage.

9-3.4 Greenness and appearance improvement on the Plant ground

9-3.5 Walls of Plant and Office shall be built as per the industrial standards.

9-4 For any unsettled maters herein, Parties hereto may otherwise negotiate and sign supplemental agreement. In case of any conflicts between supplemental agreement and the agreement herein, the supplemental agreement shall prevail. Supplemental agreement shall constitute inseparable part of the agreement herein as a whole, with equal law-binding effect.

9-5 Parties hereto has the best knowledge of the agreement, obligations and relevant rights when signing. Both parties voluntarily perform the agreement with greatest care. In any case of violation, the party free from blame shall be entitled to claim the indemnification as per the agreement herein.

9-6 The agreement enters into full force as of the date of contract signing.

9-7 The agreement is made in duplicates, one for each party, each of which shall be deemed with equal force.

Party A: Mr. An Bangjie	Party B: Dalian Tongda Equipment
21021 1 195702285517	Technology Development Co., Ltd.

Domicile: No. 27 Quanqing Park, Huanghe	Domicile: Youjiacun, Xinzhaizi Street,
Road, Shahekou District, Dalian City	Ganjingzi District, Dalian City

Post Code: 116021	Post Code: 116600

Contact: 13332220887	Contact: 66881731

Signature: Bangjie An	Signature: Yukai Wang
Legal/Authorized Representative	Legal/Authorized Representative
(Under Seal)	(Under Seal)

Date:January 20, 2008	Date: January 20, 2008